Exhibit 16.1
January 22, 2007
Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549
Dear Sirs/Madams:
This letter is delivered by Epstein, Weber & Conover, PLC in connection with the filing by InPlay Technologies, Inc. with the Securities and Exchange Commission of a Current Report on Form 8-K dated January 22, 2007.
We have reviewed the contents of paragraph (a)(1) of Item 4.01 of such Current Report on Form 8-K and agree with the statements contained therein.
Yours truly,
/s/ Epstein, Weber & Conover, PLC